FOR IMMEDIATE RELEASE:

Investor Relations Contact:
Kevin Bailey
601-607-4452, KevinBailey@BankPlus.net

Media Contact:
Rob Armour
601-898-4869, RobArmour@BankPlus.net

BancPlus Corporation Announces Leadership Succession Plans
•B. Bryan Jones III elected Chairman of the Board of Directors of BancPlus Corp. and BankPlus
•William A. Ray elected Vice-Chairman of the Board of Directors of BancPlus Corp. and BankPlus
•Eugene F. “Jack” Webb, Jr., to transition to President & CEO of BankPlus in 2023 and is appointed to the Board of Directors of BancPlus Corp. and BankPlus

JACKSON, Miss. (September 23, 2022) —BancPlus Corporation, the parent company of BankPlus, announced today a leadership succession plan that positions the Company to continue driving significant growth for its customers, communities, team members, and shareholders.
B. Bryan Jones III has been elected to succeed Thomas G. Peaster as Chairman of the Board of Directors of BancPlus Corporation and BankPlus effective September 20, 2022. Mr. Peaster will move into the role of Senior Chairman of the Corporation and BankPlus, having served as Chairman of the Board since 1987. “On behalf of the Company, I would like to thank Tommy for his leadership as Chairman over the past 35 years and for positioning BancPlus Corporation for continued success ahead,” said William A. Ray, President and Chief Executive Officer of BancPlus Corp.
In addition, William A. Ray was elected Vice-Chairman of the Board of Directors of BancPlus Corporation and BankPlus, and Randall E. Howard will remain as Vice-Chairman and Lead Director of BancPlus Corporation and BankPlus.
As Lead Director, Mr. Howard noted that these changes are the outcome of a comprehensive, long-term succession planning process conducted by the Board of Directors of BancPlus Corp.
Mr. Jones has served as a director of the Company since 2000. At the time of his retirement in 2019, Mr. Jones was Senior Executive Vice President and Chief Private Banking Officer of BankPlus and had held various executive management positions during his 47 years with the

Company. Mr. Jones commented, “I have appreciated the opportunity to serve on the Board in a number of roles over the past 22 years. Collectively, the Board and executive management are among the best in the business, which gives me great confidence in the future success of BancPlus Corporation.”
In addition, Eugene F. “Jack” Webb, Jr., Chief Banking Officer of BankPlus, was named President of BankPlus effective August 1, 2022, and elected to the Board of Directors of BancPlus Corporation and BankPlus effective September 20, 2022. Mr. Webb will also assume the role of Chief Executive Officer of BankPlus effective January 1, 2023. At that time, William A. Ray, President and Chief Executive Officer of BancPlus Corporation and Chief Executive Officer of BankPlus will continue as President and Chief Executive Officer of BancPlus Corporation. Mr. Ray’s role will be focused on strategic planning, mergers and acquisitions, intrinsic growth, and capital management. Under Mr. Ray’s leadership as President & CEO of BankPlus since 1986, BankPlus has grown from $90 million in total assets to over $6.6 billion in total assets as of June 30, 2022, with over 90 locations and more than 1,200 employees.
Mr. Webb joined BankPlus in 1996 and has held various executive management positions across the organization. In his current position as President & Chief Banking Officer of BankPlus, Mr. Webb is responsible for all revenue generating activities in the organization. “I am very pleased to have this opportunity to take on additional responsibilities,” stated Mr. Webb. “BankPlus is an exceptional company dedicated to providing the best banking services for our customers while building stronger communities and adding value for our shareholders.”
“I am delighted the Board has recognized Jack for his outstanding leadership over the last 26 years at BankPlus. I look forward to our continued partnership as we work together to expand and build a greater future for our team members, our customers, and our shareholders.” said Mr. Ray.
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About BancPlus Corporation
BancPlus Corporation is the holding company of BankPlus. Founded in 1909, BankPlus is one of the Southeast’s premier regional banks serving consumers and businesses with the latest technology through a full suite of financial services, including retail banking, commercial banking, mortgage lending and wealth management. With over $6.6 billion in total assets, BankPlus operates more than 90 financial centers throughout Mississippi, Alabama, Louisiana, and Florida. For more information about BankPlus, visit www.bankplus.net.

Source: BancPlus Corporation